Exhibit 99.1

XELR8 HOLDINGS CHOSEN TO SUPPLY NUTRITIONAL PRODUCTS TO ACCELERATION SPORTS INSTITUTE

DENVER, Colo. – (PR NEWSWIRE) – November 8, 2007 – XELR8 Holdings, Inc. (AMEX:BZI), a provider of functional foods, beverages and nutritional supplements, today announced XELR8 has been chosen as the preferred supplier of nutritional foods, beverages and supplements by Acceleration Sports Institute (ASI), one of the world’s elite training centers for professional, Olympic and high performance athletes and sports enthusiasts.

Darren Holmes, Co-owner of ASI, commented, “Following an extensive review and evaluation of a wide range of leading nutritional supplement providers, XELR8 fast proved to be the obvious choice for ASI and our valued clients. We quickly discovered that few, if any, companies can match XELR8’s tenure or world class reputation for providing safe, effective supplements to professional athletes. Moreover, our decision to name XELR8 as our preferred supplier was punctuated by the strong positive feedback we received from dozens of athletes, coaches and nutritional experts who routinely named XELR8’s products among the industry’s very best.”

ASI is nationally renowned for training athletes of every caliber - from golfers to runners to team sports professionals - to improve their strength, explosiveness and balance, thus enhancing overall performance. ASI has chosen to adopt XELR8 products as the primary nutritional component of the training programs individually customized for each of ASI’s clients served by ASI’s training centers located in Asheville, North Carolina; Simpsonville, South Carolina and Spartanburg, South Carolina. Boasting a multi-faceted organization committed to the improved performance and well-being of all clients, the staff at ASI works directly with Al Miller and Barry Rubin, two Hall of Fame Strength and Conditioning coaches, that have developed scientifically proven programs for their elite athletes.

In addition, ASI works in partnership with Steadman Hawkins Clinic, one of the nation’s most respected orthopedic centers, and its innovative physical therapy arm, Proaxis Therapy, allowing for advanced collaboration on the care and treatment of injured athletes. Through this partnership, physicians, therapists and trainers work to establish an unprecedented level of communication relating to the optimization of each patient’s treatment and rehabilitation. XELR8 will be working closely with ASI and its partners to offer a unique and comprehensive nutritional solution to all ASI clients.

“Nutritional supplementation plays a critical role, not only in the prevention of injury, but in the preparation, recovery and rehabilitation from injury or surgery. XELR8 offered the perfect combination of quality products that are simple and well researched, so we have great confidence that they will prove impactful on our clients and our partnerships,” stated Dr. Jim Ellis, ASI Co-owner.

John Pougnet, CEO of XELR8, added, “It is an honor to be selected by such a highly regarded institution as ASI to become their preferred provider of nutritional supplements. This is an important business opportunity for XELR8, which we believe will help to materially extend our efforts to position XELR8 as the noted specialist in the field of professional and high performance sports nutrition.”

XELR8’s commitment to advancing the science of nutrition on performance is clearly shown in its more recent product, Bazi™. Introduced to market in January 2007, Bazi has achieved notable success with health conscience consumers, as well as performance driven professional and Olympic athletes.

“Bazi is really a breath of fresh air. In a day and age when companies make you believe you’ve got to take 30 different supplements to achieve optimum health, knowing I can take a small drink of Bazi and enjoy immense benefits is truly a great thing,” noted Curt Schilling, an XELR8 endorser and three-time World Series Champion.

About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. These include the Company’s Eat/Drink/Snack System; Peak Performance System; and its newest market entry, Bazi™, a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different superfruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamin and minerals you need in a single, convenient, one-ounce shot.

XELR8’s commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	John Pougnet, CEO/CFO	Dodi Handy, President and CEO
	(303) 316-8577	(407) 585-1080
	CEO@xelr8.com	bzi@efcg.net